EXHIBIT 23.1









                       INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Kestrel Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63171, 333-45587, 333-51875, 333-74101 and 333-38776)
on Form S-8 and the registration statements (Nos. 33-89716, 333-27769, 333-87473, 333-31336, and 333-45350) on Form S-3 of Kestrel Energy, Inc. of our report dated September 5, 2000, relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000 Annual Report on Form 10-K of Kestrel Energy, Inc.



                                 /s/KPMG LLP
                                 KPMG LLP


Denver, Colorado
September 27, 2000